Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Summit Healthcare REIT, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 18, 2016 relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Costa Mesa, California

June 24, 2016